Exhibit 10.1
PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of October 19, 2015 (the “Effective Date”), by and among BROADSTONE NET LEASE ACQUISITIONS, LLC, a New York limited liability company (“Buyer”), and BEF FOODS, INC., a Ohio corporation (“Seller”), BOB EVANS FARMS, INC., a Delaware corporation (“Parent Guarantor”), and BOB EVANS FARMS, LLC, a Ohio limited liability company (“Affiliate Guarantor”; Parent Guarantor and Affiliate Guarantor are at times referred to herein, collectively, as “Lease Guarantor”).
In consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Buyer, Seller and Lease Guarantor hereby enter into this Agreement and covenant and agree as follows:
1.Definitions.
(a)“Affiliate” means any entity directly or indirectly controlling, controlled by or under common control with Seller or Lease Guarantor.
(b)“Affiliate Guaranty” means the lease guaranty to be executed by Affiliate Guarantor in favor of Buyer at Closing, dated as of the Closing Date, and in form and substance as that attached hereto as Exhibit E.
(c)“Agent” means any member, shareholder, equity owner, director, manager, officer, employee, or Affiliate of Seller.
(d)“Association Estoppels” means, individually and collectively, if any and as applicable to a particular Location, the one or more estoppel certificates that may be requested in writing by Buyer to confirm that each Location and Seller is in compliance with any and all obligations, covenants, conditions, assessments, restrictions or regulations created or imposed by any existing declaration of record, business/owner/condominium/industrial park association, developer agreement, mutual, shared or common maintenance, access or driveway agreements, or any other material duties or obligations encumbering such Location or imposed on the owner of such Location (that benefit other parties or lands/areas outside of such Location), and the like, if any. The form of said estoppel certificate(s) shall be reasonably acceptable to Buyer, Seller and Title Company.
(e)“Bill of Sale and Assignment” means the bill of sale and assignment that shall be delivered by Seller to Buyer at Closing, and sufficient to transfer all of Seller’s right, title and interest in and to the Personal Property and Intangible Property free and clear of all liens, security interests and other encumbrances.
(f)“Building Systems” means the mechanical, electrical, plumbing, sanitary, sprinkler, heating, ventilation and air conditioning, security, life-safety, building management, elevator and other service systems or facilities of the buildings located on each Location.
(g)“Business Day” or “business day” means any day other than a Saturday, Sunday or legal holiday under the laws of the United States or the State of New York.
(h)“Close” or “Closing” means the consummation of the transactions contemplated by this Agreement on or before the Closing Date.
(i)“Closing Date” means October 23, 2015.
(j)“Deed” or “Deeds” means, individually and collectively, as appropriate, the special warranty deeds (or the equivalent instrument under the laws of the jurisdiction where each Location is located), one for each Location, conveying fee simple marketable title to each Location to Buyer, subject only to those Permitted Encumbrances.
(k)“Due Diligence Documents” means copies of: (i) the Existing Title Documents in the possession or control of Seller or any Agent; (ii) the Existing Environmental Reports in the possession or control of Seller or any Agent; (iii) the Existing Leasing and Management Documents; (iv) the Existing Appraisal and Inspection Reports in the possession or control of Seller or any Agent; (v) the Existing Construction Documents in the possession or control of Seller or any Agent; (vi) the Warranties; (vii) the Tax Information in the possession or control of Seller or any Agent; (viii) certificates of insurance evidencing types and amounts of coverage for all existing property and liability insurance policies relating to the Property; and (ix) the Organizational Documents for Seller and Lease Guarantor, together with an organizational chart of Seller, Lease Guarantor, and Affiliates.

(l)“Due Diligence Period” means the period commencing on the Effective Date and expiring at 11:59 p.m. (eastern) on the later of (i) October 2, 2015, or (ii) the date that is ten (10) calendar days after Buyer’s receipt of the last of: (A) the Due Diligence Documents; (B) the Inspection Reports; and (C) the Surveys; provided, however, in no event shall the Due Diligence Period extend beyond the Closing.
(m)“Earnest Money Deposit” means the Initial Deposit and any Additional Deposit (as each term is defined in Section 3 of this Agreement), together with any accrued interest thereon.
(n)“Environmental Assessments” means the ASTM Phase I Environmental Site Assessments that Buyer has ordered for each Location.
(o)“Environmental Law” means all federal, state and local laws, common laws, equitable doctrine, rules, regulations, statutes, codes, ordinances, directives, guidance documents, cleanup or other standards, and any other governmental requirements or standards currently in existence or hereafter enacted or rendered which pertain to, regulate, or impose liability or standards of conduct concerning the use, storage, human exposure to, handling, transportation, release, cleanup or disposal of Hazardous Substances.
(p)“Escrow Agent” means Old Republic National Title Insurance Company, 9900 Covington Cross, Suite 290, Las Vegas, Nevada 89144, Attention: Mr. Paul J. Beever, Vice President and Underwriting Counsel, (702) 242-3141.
(q)“Existing Appraisal and Inspection Reports” means, collectively, all third-party appraisal, zoning, property inspection, property condition and/or engineering reports performed for any Location for the benefit of Seller or any Affiliate.
(r)“Existing Construction Documents” means, collectively, copies of all final plans, drawings, contracts, licenses, permits, certificates (including without limitation certificates of occupancy), licensees, approvals and other similar documentation related to the development, construction, renovation, alteration or improvement of any Location or Seller’s lawful use and occupancy of any Location.
(s)“Existing Environmental Reports” means all environmental, soils or engineering reports, assessments, studies, test results, notices, agreements and other documentation with respect to any Location, including, without limitation, all documentation with respect to any Location’s compliance with or violation of any Environmental Law.
(t)“Existing Leasing and Management Documents” means all existing leasing, licensing and management agreements or other similar agreements, which wholly or partially affect or relate to the possession, use, management, maintenance or operation of any Location, and all other agreements, instruments and documents relating or modifying such leasing, licensing and management agreements.
(u)“Existing Title Documents” means (i) all existing title insurance commitments, policies, searches and examinations relating to any Location; and (ii) all existing surveys, site plans, or other similar maps of any Location, or portion thereof.
(v)“Governmental Authority” means any federal, state, county, city, local, municipal or other governmental, regulatory or administrative agency, governmental commission, department, board, subdivision, court, tribunal, or other governmental arbitrator; arbitral body and all of their respective departments, bureaus, agencies or officers, and any insurance underwriting board or insurance inspection bureau or any other body exercising similar functions.
(w)“Hazardous Substances” means any and all toxic or hazardous substances, chemicals, materials, pollutants or other substances, of any kind or nature, which are regulated, governed, restricted or prohibited by or support a claim under any Environmental Law.
(x)“Inspection Reports” means, collectively, the Environmental Assessments, the Property Condition Assessments, and the Zoning Reports.
(y)“Intangible Property” means, collectively, all of Seller’s right, title and interest in and to (i) all architectural and engineering drawings, work product, records, licenses, permits, plans, approvals and other written authorizations used or useful solely in connection with the Property for the use, operation or ownership of any of the Property, and (ii) all Warranties, to the extent in effect and assignable.
(z)“Lease” means the Master Lease Agreement to be entered into by Seller, as tenant, and Buyer, as landlord, at Closing, dated as of the Closing Date, and in form and substance as that attached hereto as Exhibit B.
(aa)“Lease Terminations” means one or more lease terminations and/or other similar agreement as necessary to terminate all existing leasing agreements with respect to the Property, or any portion thereof, all and each of which shall be dated as of the Closing Date, and in form and substance reasonably acceptable to Buyer.

(ab)“Legal Requirements” means all laws, ordinances, statutes, rules, regulations, orders, directions and requirements of all Governmental Authorities currently in existence or hereafter enacted or rendered and of all other Governmental Authorities applicable to or claimed to be applicable to any portion of the Property or the business activities conducted thereon or therein.
(ac)“Location” means, individually, each of those certain parcels of real property listed on Schedule 1 attached hereto, as each is more particularly described in Exhibit A, together with all buildings, improvements and fixtures located thereon, now or in the future, and all rights, privileges, tenements, easements, licenses, hereditaments and appurtenances belonging or pertaining thereto.
(ad)“Memorandum of Lease” means the Memorandum of Lease to be entered into by Buyer and Seller at Closing, one for each Location, evidencing the existence of the Lease, each of which shall be dated as of the Closing Date, and in form and substance reasonably satisfactory to both Buyer and Seller, but in all events subject to local recording requirements.
(ae)“Monetary Encumbrances” means all mortgages, deeds of trust, mechanics’ liens, security interests, security instruments encumbering any of the Property, judgments and other monetary liens and encumbrances affecting title to or ownership of any of the Property, including, without limitation, liens for delinquent real estate taxes and assessments, but excluding, however, liens for taxes and assessments on the Property not yet due and payable.
(af)“Organization and Authorization Certificate” means the Organization and Authorization Certificate to be executed by Seller and each Lease Guarantor in favor of Buyer at Closing, dated as of the Closing Date, and in form and substance as that attached hereto as Exhibit C subject to reasonable revisions to reflect their respective Organizational Documents.
(ag)“Organizational Documents” means the articles of incorporation, certificate of incorporation, trust agreement, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of an entity, including any amendments and modifications thereto, together with a complete list of all officers, directors, shareholders, members, and managers (excluding, however, the officers, directors, and shareholders of the Parent Guarantor) of such entity.
(ah)“Parent Guaranty” means the lease guaranty to be executed by Parent Guarantor in favor of Buyer at Closing, dated as of the Closing Date, and in form and substance as that attached hereto as Exhibit D.
(ai)“Permitted Encumbrances” means all of the following: (i) zoning, building and land use laws, ordinances, rules and regulations applicable to the Property; (ii) the lien of taxes and assessments on the Property not yet due and payable; (iii) the rights of Seller, as tenant only, under the Lease; and (iv) all matters enumerated in “Schedule B” of the applicable Title Commitment other than those matters specified in Section 5 that Seller is obligated to Remove at Closing and those Title Objections which Seller has elected in writing to Remove as provided in Section 5. Except as expressly agreed to in writing by Buyer, all Monetary Encumbrances are excluded from the definition of Permitted Encumbrances.
(aj)“Personal Property” means, collectively, if any, all records and files of Seller relating to the operation, maintenance, improvement and renovation of the Property.
(ak)“Property” means, collectively, (i) those certain parcels of real property located at the addresses listed on Schedule 1 attached hereto, each as more particularly described on Exhibit A, together with all buildings, improvements and fixtures located thereon, now or in the future, and all rights, privileges, tenements, easements, licenses, hereditaments and appurtenances belonging or pertaining thereto; (ii) the Personal Property; and (iii) the Intangible Property. The Property shall not include Seller’s trade fixtures, machinery, and equipment used in connection with Seller’s business; provided, however, the Property expressly includes all Building Systems.
(al)“Property Condition Assessments” means the Property Condition Assessments/Reports that Buyer intends to order for each Location promptly after the Effective Date or later execution of this Agreement.
(am)“Purchase Price” means Fifty One Million Six Hundred Thousand and 00/100 Dollars ($51,600,000.00).
(an)“Remove” means to release, correct or satisfy or, with Buyer’s prior written consent, cause the Title Company to affirmatively insure over (as applicable).
(ao)“Surveys” means the ALTA or TLTA surveys that Seller has ordered for each Location.
(ap)“Tax Information” means, collectively, copies of: (i) the real estate tax bills for the Property for the current tax year; (ii) the most recent tax assessment for each parcel comprising the Property, any current or threatened betterment assessments; (iii) any tax abatement, economic incentive, or “PILOT” agreements; and (iv) complete files on any pending tax appeal proceedings.
(aq)“Title Commitments” means the commitments for title insurance ordered by Buyer and received from Title Company with respect to each Location.
(ar)“Title Company” means Old Republic National Title Insurance Company, 9900 Covington Cross, Suite 290, Las Vegas, Nevada 89144, Attention: Mr. Paul J. Beever, Vice President and Underwriting Counsel, (702) 242-3141.
(as)“Title Objections” shall mean any exceptions to coverage for matters set forth in the Title Commitments, any matters affecting title to the Property, and any matters shown on the Surveys, to which Buyer timely objects in accordance with the terms of Section 5.
(at)“Title Policies” means, collectively, the ALTA or TLTA title insurance policies, with an aggregate coverage amount equal to the Purchase Price, which Title Policies shall reflect that fee title to the Property is vested of record in Buyer, subject only to the Permitted Encumbrances.
(au)“Transfer Taxes” means any and all documentary transfer, stamp, sales, use, excise, privilege or similar tax, fee or charge of any Governmental Authority payable in connection with the delivery of any Deed, the Lease, any Memorandum of Lease, or any other instrument or document provided in or contemplated by this Agreement or the Exhibits hereto together with interest and penalties, if any, thereon, including any sales or similar taxes payable in connection with the transfer of any Personal Property comprising a part of the Property.
(av)“Warranties” means all right, title and interest held by Seller (or any Affiliate) in and to any and all warranties, indemnities and guaranties, if any, related to the renovation, construction, replacement, maintenance or ownership of any Location, including, without limitation, for roof, HVAC and other structural components and systems.
(aw)“Zoning Reports” means the Zoning Reports that Buyer has ordered for each Location.
2.Sale-Leaseback Transaction. In accordance with and subject to the terms and conditions of this Agreement, the following shall occur contemporaneously at Closing: (a) Seller shall sell and convey to Buyer, and Buyer shall purchase and accept from Seller, the Property; and (b) Buyer shall lease to Seller, and Seller shall accept and take from Buyer, the “Leased Premises,” as defined in the Lease; (c) Parent Guarantor shall guarantee the Lease obligations in accordance with the terms of the Parent Guaranty; and (d) Affiliate Guarantor shall guarantee the Lease obligations in accordance with the terms of the Affiliate Guaranty.
3.Earnest Money Deposit. Within three (3) business days after the Effective Date, Buyer shall deposit One Million and 00/100 Dollars ($1,000,000.00) with Escrow Agent (the “Initial Deposit”) to be held in escrow pursuant to the terms of this Agreement. In the event Buyer does not terminate this Agreement by written notice delivered to Seller prior to the expiration of the Due Diligence Period, Buyer shall deposit with Escrow Agent an additional One Million and 00/100 Dollars ($1,000,000.00) (the “Additional Deposit”) within three (3) business days after the expiration of the Due Diligence Period. All interest and other income from time to time earned on the Earnest Money Deposit shall be earned for the account of Buyer, and shall be a part of the Earnest Money Deposit. At the Closing, the Earnest Money Deposit shall be paid to Seller and applied as a credit against the cash portion of the Purchase Price.
4.Due Diligence. Prior to the Effective Date, Seller shall furnish the Due Diligence Documents to Buyer. In addition, Seller shall deliver any other documents in its possession or control relating to the Property reasonably requested by Buyer within three (3) business days following any such request. Buyer shall have the right to terminate this Agreement at any time prior to the expiration of the Due Diligence Period, for any or no reason at all, upon written notice to Seller, in which event this Agreement shall be null and void and of no further force and effect (except for rights and obligations that survive a termination of this Agreement pursuant to the express terms of this Agreement) and, notwithstanding anything in this Section 4 of this Agreement to the contrary, Escrow Agent shall immediately return the Earnest Money Deposit to Buyer. At all times prior to Closing, Buyer and its agents shall, upon reasonable notice, have the right to enter upon the Property, at their own risk and at reasonable times which do not interrupt normal business operations, to inspect the Property and conduct such due diligence investigations as Buyer deems necessary. Seller agrees to provide access to all parts of the Property and cooperate with such inspections and investigations in any way reasonably requested by Buyer. Notwithstanding the foregoing, Buyer shall not conduct any invasive testing without the prior written consent of Seller. Buyer agrees to repair any damage and to indemnify and hold Seller harmless from and against any loss, liability, mechanics’ lien, cost, damage, expense, claim or judgment incurred or suffered by Seller arising out of or related to such investigations of the Property by Buyer; excluding, however, any loss, liability, cost, damage, expense, claim or judgment resulting from any unfavorable test result or the discovery of any undesirable existing condition on, in, under or about the Property, such exclusion including, without limitation, any loss resulting from any decrease in the fair market value of all or any portion of the Property or the inability of Seller to market the Property due to any such discovery or unfavorable test result. Buyer’s agents shall provide proof of insurance reasonably satisfactory to Seller prior to gaining access to inspect the Property. Any provision of this Agreement to the contrary notwithstanding, the repair and indemnification obligation of Buyer under this Section 4 shall survive Closing and the transfer of title or any earlier termination of this Agreement.
5.Title.
(a)Prior to the expiration of the Due Diligence Period, Buyer will give Seller written notice of any Title Objections. Seller will then respond to Buyer in writing within three (3) business days after receipt of Buyer’s notice of Title Objections indicating whether Seller elects to Remove the same. Failure of Seller to notify Buyer in writing within such three (3) business day period shall be deemed an election by Seller on the last day of such period not to Remove such Title Objections. If Seller elects not to Remove one or more Title Objections, then Buyer may either (i) terminate this Agreement by written notice to Seller, in which event the Title Company shall refund the Earnest Money Deposit to Buyer, and thereafter Seller and Buyer shall not have any further liability hereunder except for obligations which by the express terms of this Agreement survive the termination of this Agreement, or (ii) waive such Title Objections and proceed to Closing. Failure of Buyer to terminate this Agreement on or before the date that is three (3) business days after Buyer’s receipt of Seller’s response (or expiration of the three (3) business day period in which Seller is permitted to reply pursuant to this Section 5(a)) shall be deemed an election by Buyer to proceed to Closing. Any such Title Objection so waived by Buyer shall be deemed to constitute a Permitted Encumbrance, and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price.
(b)Notwithstanding anything in this Agreement to the contrary, Seller shall be obligated to Remove at Closing, to Title Company’s reasonable satisfaction, all Monetary Encumbrances, and Buyer shall not be obligated to object to any Monetary Encumbrances in its Title Objections. If this Agreement is not terminated by Buyer in accordance with the provisions hereof, Seller shall, at Closing, Remove or cause to be Removed all Monetary Encumbrances and any Title Objections which Seller elected in writing to Remove as provided above.
(c)Notwithstanding anything in this Agreement to the contrary, Buyer reserves the right to review and approve all liens, encumbrances, easements, covenants, conditions, restrictions and reservations affecting title to the Property, whether or not a matter of public record. If any of the same are first disclosed to or discovered by Buyer after receipt of the Title Commitments, then Seller shall afford Buyer the opportunity to review and object to the same in the time and manner provided by this Section 5. No title defect may be insured over or removed of record by indemnification or similar arrangement with the Title Company without Buyer’s prior written consent.
(d)At Closing, the Title Company will issue the Title Policies to Buyer insuring that fee simple title to the Property is vested in Buyer subject only to the Permitted Encumbrances. Buyer shall be entitled to request that the Title Company provide such endorsements to the Title Policies as Buyer may reasonably desire.
6.Representations and Warranties.
(a)Buyer, Seller and Lease Guarantor each represents and warrants to the others that: (i) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation, and is duly licensed and qualified to transact business in and in good standing as a foreign entity in each jurisdiction wherein the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary; (ii) all necessary action has been taken by it to authorize the execution, delivery and performance of this Agreement, and this Agreement is the legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other laws of general application affecting the rights of creditors and subject to the effect of general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity; (iii) neither the entering into of this Agreement nor the consummation of the transactions contemplated by this Agreement will constitute or result in a violation or breach of any contract or any other instrument or agreement to which it or its assets may be subject to or bound; (iv) neither the entering into of this Agreement nor the consummation of the transactions contemplated by this Agreement will constitute a violation or breach by it of any judgment, order, writ, injunction or decree issued against or imposed upon it or will result in a violation of any applicable law, order, rule or regulation of any duly constituted Governmental Authority, and (v) no bankruptcy, insolvency, rearrangement or similar action or proceeding, whether voluntary or involuntary, is pending or, to its knowledge, threatened against it, nor has it any intention of filing or commencing any such action or proceeding.
(b)Seller represents and warrants to Buyer that: (i) (A) each Location is owned in fee simple by Seller, (B) except for matters of record listed in the Title Commitments which do not interfere with Seller’s ability to operate its business, no party has any lease, license, or other right to use, occupy or possess any Location or any portion thereof, and no adverse or other parties are in possession of any Location, or any portion thereof, and (C) no party has any purchase right, right of first offer, right of first refusal or other right or interest relating to the ownership of any Location, or any portion thereof; (ii) the Personal Property is free and clear of liens, security interests and other encumbrances arising by, through or under Seller; (iii) to its knowledge, each Location, the use of each Location, and all current operations of each Location are in compliance with Legal Requirements in all material respects, and it has not received any written notice to the contrary; (iv) to its knowledge, all material permits, licenses or similar authorizations required to occupy and operate each Location with respect to its current use and in compliance with Legal Requirements have been obtained and are in full force and effect; (v) it has not received a written notice of or has any knowledge of any pending or contemplated condemnation action with respect to any Location or any improvements located thereon, or its means of ingress and egress; (vi) no litigation, action, or proceeding before any Governmental Authority is instituted, pending or, to its knowledge, threatened against or involving any Location or that would prevent or impair Seller from complying with its obligations hereunder or under the Lease or that would question the validity or enforceability of this Agreement or any action taken or to be taken by Seller as part of the transactions contemplated by this Agreement, except as has been expressly listed on Schedule 2 attached hereto; (vii) it is not a “foreign person” as defined in Internal Revenue Code Section 1445 and any related regulations and Buyer will have no duty to collect withholding taxes for it at Closing pursuant to the Foreign Investors Real Property Tax Act of 1980, as amended; (viii) except for title matters recorded in the applicable land records and/or set forth as exceptions in the Title Commitments, no written commitments to or agreements with any third party or Governmental Authority affect any Location which would be binding on Buyer after Closing; (ix) there are no delinquent bills for labor performed or materials furnished to or for the benefit of any Location for the period prior to the date of Closing and there are no mechanic’s liens or materialmen’s liens (whether or not perfected) on or affecting any Location except as has been expressly listed on Schedule 2 attached hereto and/or set forth as exceptions in the Title Commitments; (x) to its knowledge, there are no underground storage tanks at any Location; (xi) except as expressly set forth in the Existing Environmental Reports, no Location is subject to any environmental liens or active remediation and none are pending, or to the knowledge of Seller, threatened; (xii) to its knowledge, except as set forth in the Existing Environmental Reports, there are no Hazardous Substances used, handled, disposed of or otherwise released in, on, under, from or about any Location in violation of Environmental Law; and (xiii) all of the Due Diligence Documents have been delivered to Buyer, none of which have been edited or altered by Seller, and, to Seller’s knowledge, none are inaccurate or misleading in any material respect
(c)The representations and warranties made by one party in favor of another party are made as of the Effective Date and will be deemed to be remade as of the Closing Date and are a requirement of Closing.
(d)No claim for a breach of any representation or warranty made by Seller or Lease Guarantor shall be actionable or payable unless (i) the breach in question results from, or is based on, a condition, state of facts or other matter which was not actually known by Buyer prior to Closing, and (ii) written notice of such claim is sent by Buyer to Seller prior to the expiration of the Survival Period in accordance with Section 13.
(e)(i)    Notwithstanding any contrary provision of this Agreement, if Seller or Lease Guarantor becomes aware between the Effective Date of this Agreement and the Closing Date of any matters that make any of its respective representations or warranties untrue, Seller or Lease Guarantor, as applicable, shall promptly disclose such matters to Buyer in a written notice that specifically references this Section 6(e). In the event that Seller or Lease Guarantor so discloses any matters that make any of its representations and warranties untrue in any material respect, Buyer shall have the right, in its sole discretion, by written notice to Seller and Lease Guarantor on or before the Closing Date, to: (A) terminate this Agreement, whereupon (x) Escrow Agent shall return the Earnest Money Deposit to Buyer, and (y) except for those provisions of this Agreement which by their express terms survive the termination of this Agreement, no party hereto shall have any other or further rights or obligations under this Agreement; (B) if applicable, exercise any of Buyer’s remedies pursuant to Section 13 below; (C) request that Seller or Lease Guarantor, as applicable, cure such breach as a condition to Closing; provided, however, that Seller or Lease Guarantor, as applicable, shall be under no obligation to cure such breach if it is unable or unwilling to cure such breach on or before the Closing Date; or (D) waive such matters and to consummate the transactions contemplated by this Agreement without reduction of the Purchase Price in accordance with the terms of this Agreement, in which case the applicable representation or warranty shall be deemed updated to include such information and Buyer shall have no further right to terminate this Agreement as a result thereof. The failure of Buyer to exercise a right provided by the foregoing clauses (A) or (B) within five (5) business days of the receipt of the notice provided by Seller or Lease Guarantor, as applicable, shall be deemed an election by Buyer to proceed to Closing.
(ii)    If Buyer elects to request that Seller or Lease Guarantor cure such breach in accordance with subsection (C) above and Seller or Lease Guarantor, as applicable, is unable or unwilling to cure such breach on or before the Closing Date, Buyer shall then have the right, in its sole discretion, by written notice to Seller and Lease Guarantor, to elect to proceed in accordance with subsection (A), (B), or (D) above.
7.Covenants.
(a)Affirmative. From and including the Effective Date until Closing or the earlier termination of this Agreement, Seller shall: (i) maintain, repair and keep the Property in good condition and repair in the ordinary course and in compliance with all Legal Requirements and matters of record; (ii) maintain the insurance coverage currently in effect for the Property, or comparable coverage, through the Closing Date; and (iii) give prompt written notice to Buyer upon: (A) receiving any written notices of default or any written notices of lawsuits affecting Seller and/or any part of the Property; (B) receiving any written notices of lawsuits affecting Lease Guarantor which could reasonably be expected to have a material adverse effect on Lease Guarantor’s ability to perform its obligations under the Parent Guaranty or Affiliate Guaranty, as applicable; (C) acquiring knowledge of any casualty or condemnation of any part of the Property, whether actual, pending or threatened; (D) acquiring knowledge of the presence of any Hazardous Substances in violation of any Environmental Law on, in, under or about any part of the Property; (E) receiving written notice from a Governmental Authority of a violation of any Legal Requirements with respect to the condition or use of any part of the Property; (F) acquiring knowledge of the conduct or occurrence of an inspection of any part of the Property by a Governmental Authority; or (G) acquiring knowledge of any fact or circumstance that renders (or is likely to render as of the Closing Date) any of Seller’s or Lease Guarantor’s representations or warranties untrue or inaccurate in any material respect, or any of the conditions of this Agreement unfulfilled.
(b)Negative. From and including the Effective Date until Closing or the earlier termination of this Agreement, neither Seller nor Lease Guarantor shall do, cause, permit or authorize any of the following, unless, in each case, Buyer’s prior written consent has been obtained: (i) enter into any new lease, contract or agreement affecting or encumbering the Property (or any part thereof); (ii) assign, transfer, convey, hypothecate, create a security interest in or lien upon, grant any easement or right-of-way, or otherwise further encumber any part of the Property or any interest therein or take any other action that would affect the title to any part of the Property as it exists as of the Effective Date; or (iii) amend or otherwise modify the Organizational Documents or structure of Seller or Lease Guarantor in a manner that is adverse to Buyer or the transactions contemplated by this Agreement, the Lease, the Parent Guaranty or Affiliate Guaranty, and provided that a copy of any such amended or modified Organizational Document be provided to Buyer at least five (5) business days prior to the Closing Date, and provided further that no amendment or modifications to the Organizational Documents or structure of Seller or Lease Guarantor shall be made after the date that is five (5) business days prior to the Closing Date.
(c)Publicity. Buyer, Seller and Lease Guarantor each hereby covenants and agrees that: (i) prior to Closing, none of Seller, Buyer or Lease Guarantor shall issue any press release or public statement with respect to any of the transactions contemplated by this Agreement without the prior consent of the others, except to the extent required by Legal Requirements, and (ii) after the Closing, any such press release or public statement issued by Buyer, Seller or Lease Guarantor shall be subject to the review and approval of the other parties (which approval shall not be unreasonably withheld, conditioned or delayed), except to the extent required by Legal Requirements, which obligations under this clause (ii) shall survive the Closing and the transfer of title to the Property. If Buyer, Seller or Lease Guarantor is required by Legal Requirements to issue a press release or public statement, such party shall, at least three (3) business days prior to the issuance of the same, deliver a copy of the proposed press release or public statement to the other party for its review.
8.Casualty. Seller agrees to give Buyer prompt notice of any material damage or destruction of any of Location or any portion thereof. In the event that prior to Closing any part of any Location is destroyed or damaged and the cost to restore the Location exceeds $250,000 (or is less than $250,000 if adequate insurance proceeds are not delivered to Buyer, and Seller does not agree to restore the Location at Seller’s sole cost and expense in accordance with the Lease), Buyer shall have the right, exercisable by giving notice to Seller within ten (10) business days after receiving written notice of such damage or destruction, to either: (a) terminate this Agreement upon written notice, in which event the Earnest Money Deposit shall be returned to Buyer; or (b) accept the subject Location in its then condition and to proceed with the Closing; provided, however, that in the event that Buyer elects to proceed under clause (b), then any insurance proceeds related to such damage shall be made available to Seller to repair and restore the affected Location to its condition immediately prior to such damage promptly after Closing in accordance with the Lease, and Seller shall not compromise, settle or adjust any claims to such proceeds without Buyer’s prior written consent. The provisions of this Section 8 shall survive Closing and the transfer of title.
9.Condemnation. Seller agrees to give Buyer prompt notice of any taking, condemnation or eminent domain proceeding of any Location or any portion thereof. In the event that prior to the Closing, all or any portion of any Location is subject to a taking or a condemnation by public authority and the portion subject to a taking or a condemnation would, in Buyer’s good faith opinion, render the Location unusable for Seller’s use thereof or otherwise have a material adverse impact of the value of such Location, as determined by Buyer in good faith, Buyer shall have the right, exercisable by giving notice to Seller within ten (10) business days after receiving written notice of such taking or condemnation, to either: (a) terminate this Agreement upon written notice, in which event the Earnest Money Deposit shall be returned to Buyer; or (b) accept the subject Location in its then condition, without a reduction in the Purchase Price; provided, however, that in the event that Buyer elects to proceed under clause (b), then any condemnation award related to such taking shall be made available to Seller to repair, restore or reconfigure the subject Location to its condition immediately prior to such taking in accordance with the Lease, and Seller shall not compromise, settle or adjust any claims to such award without Buyer’s prior written consent The provisions of this Section 9 shall survive Closing and the transfer of title.
10.Conditions Precedent to Closing.
(a)Buyer. Unless waived in writing by Buyer, the obligation of Buyer to Close is subject to the fulfillment of all of the following conditions on or prior to the Closing Date: (i) the respective representations and warranties made by Seller and Lease Guarantor in this Agreement shall be true and correct in all material respects, and all of the terms, provisions, covenants, conditions, agreements and obligations required to be performed by Seller and Lease Guarantor under this Agreement shall have been performed, met or complied with in all material respects; (ii) Seller and Lease Guarantor shall have delivered their respective Closing documents pursuant to Section 11(c) and Section 11(d) of this Agreement; (iii) there shall be no action or proceeding, instituted, pending or threatened in writing against or involving Seller, Lease Guarantor or any Location before any Governmental Authority that could reasonably be expected to have a material adverse impact on Seller’s ability to Close, the value of any Location, Seller’s creditworthiness or ability to perform as tenant under the Lease, or Lease Guarantor’s creditworthiness or ability to perform as guarantor under the Lease Guaranty; (iv) Seller shall have delivered to Buyer copies of all Association Estoppels if any were requested in Buyer’s Title Objections; (v) Seller shall have delivered to Buyer insurance certificates confirming compliance, as of the Closing Date, with the insurance requirements of the Lease; (vi) all real estate taxes and assessments due and owing for each Location must be paid in full; (vii) any existing leases affecting the Property shall be terminated and shall be of no further force and effect; and (viii) Title Company shall be irrevocably committed to issue the Title Policies. In the event any of the conditions in this Section 10(a) have not been satisfied (or otherwise waived in writing by Buyer) on or prior to the Closing Date, then Buyer shall have the right, in its sole discretion, to either: (A) terminate this Agreement at any time by written notice to Seller, whereupon (x) Escrow Agent shall return the Earnest Money Deposit to Buyer, and (y) except for those provisions of this Agreement which by their express terms survive the termination of this Agreement, no party hereto shall have any other or further rights or obligations under this Agreement; or (B) if applicable, exercise any of Buyer’s remedies pursuant to Section 13 below.
(b)Seller. Unless waived in writing by Seller, the obligation of Seller and Lease Guarantor to Close is subject to the fulfillment of all of the following conditions on or prior to the Closing Date: (i) the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects, and all of the terms, provisions, covenants, conditions, agreements and obligations required to be performed by Buyer under this Agreement shall have been performed, met or complied with in all material respects; and (ii) Buyer shall have delivered its Closing documents and balance of the Purchase Price pursuant to Section 11(b) of this Agreement. In the event any of the conditions in this Section 10(b) have not been satisfied (or otherwise waived in writing by Seller and Lease Guarantor) on or prior to the Closing Date, Seller and Lease Guarantor shall have the right, in their sole discretion, to either: (A) terminate this Agreement at any time by written notice to Buyer, whereupon, except for those provisions of this Agreement which by their express terms survive the termination of this Agreement, no party hereto shall have any other or further rights or obligations under this Agreement; or (B) if applicable, exercise any of Seller’s remedies pursuant to Section 12 below.
11.Closing.

(a)Generally. Closing shall occur on or before the Closing Date in mail away format (the parties will not be present at Closing) with immediately available funds and closing documents delivered to Escrow Agent, in escrow, on or before the Closing Date. Escrow Agent shall serve as the closing agent and shall be responsible for preparing the closing statement, the Deeds and customary transfer documents in accordance with and subject to the terms and conditions of this Agreement.
(b)Buyer Closing Documents. Buyer shall deliver to Escrow Agent on or before the Closing Date: (i) a counterpart of the closing statement executed by Buyer; (ii) duplicate originals of the Lease executed by Buyer; (iii) one original Memorandum of Lease for each Location executed by Buyer; (iv) any other documents, instruments or agreements called for under this Agreement or applicable Legal Requirements, which have not previously been delivered or which are reasonably necessary to Close; and (v) the balance of the Purchase Price and all other funds due and owing from Buyer to Seller, after all applicable credits, adjustments and prorations called for under this Agreement.
(c)Seller Closing Documents. Seller shall deliver to Escrow Agent on or before the Closing Date: (i) a counterpart of the closing statement executed by Seller; (ii) one original Deed for each Location executed by Seller; (ii) duplicate originals of the Lease executed by Seller; (iii) one original Memorandum of Lease for each Location executed by Seller; (iv) an original Organization and Authorization Certificate executed by Seller; (v) the original Bill of Sale and Assignment; (vi) an original Indemnity Agreement to address certain open matters relating to the Texas Location, in form and substance reasonably satisfactory to Buyer (“Indemnity Agreement”), executed by Seller; (vii) a Title Affidavit in favor of Buyer confirming Seller’s knowledge with respect to certain title matters, in form and substance reasonably satisfactory to Buyer, executed by Seller; and (viii) any other documents, instruments, agreements or curatives called for under this Agreement or applicable Legal Requirements, which have not previously been delivered or which are reasonably necessary to Close, including, without limitation, such affidavits as the Title Company may reasonably require in order to issue, without additional charge, the Title Policies.
(d)Lease Guarantor Closing Documents. Lease Guarantor shall deliver to Escrow Agent on or before the Closing Date: (i) a counterpart of the closing statement executed by Lease Guarantor; (ii) an original Parent Guaranty executed by Parent Guarantor; (iii) an original Affiliate Guaranty executed by Affiliate Guarantor; (iv) an original Organization and Authorization Certificate executed by Parent Guarantor; (v) an original Organization and Authorization Certificate executed by Affiliate Guarantor; (vi) an original Indemnity Agreement executed by Parent Guarantor and Affiliate Guarantor; and (vii) any other documents, instruments, agreements or curatives called for under this Agreement or applicable Legal Requirements, which have not previously been delivered or which are reasonably necessary to Close.
(e)Costs.
(i)    Buyer shall be responsible for: (A) the cost to record the Deeds; (B) the actual costs incurred by Fidelity National Title Insurance Company in preparing the existing title commitments; (C) with respect to the Ohio Location, the premiums charged for the Title Policy; (D) one-half of Escrow Agent’s closing fee; and (E) the cost of the Inspection Reports.
(ii)    Seller shall be responsible for (A) any and all Transfer Taxes; (B) the cost to record each Memorandum of Lease; (C) the cost of any charges to Remove all liens, encumbrances and other exceptions to coverage required to be removed by this Agreement including, without limitation, the cost to record applicable curative documents; (D) with respect to the Texas Location, the premiums charged for the Title Policy; (E) one-half of the Escrow Agent's closing fee; and (F) the cost of the Surveys.
(iii)    Buyer and Seller shall pay for their own legal fees. Any and all other closing costs not specifically addressed in this Section 11(e) shall be paid in accordance with the customs and practices of the jurisdiction where each Location is located, with Seller also being responsible for all such costs customarily paid by tenants in similar transactions.
(f)Prorations and Apportionments. As Seller will be responsible for the payment of all utilities, taxes, assessments, charges and costs of every kind and nature associated with the operation and use of the Property, as more particularly set forth in the Lease, Buyer and Seller shall not adjust, prorate or apportion any such items at Closing but rather Seller shall continue to be fully responsible for all such items. Seller shall have no claims against Buyer, and Seller hereby releases Buyer from and agrees to indemnify and hold Buyer harmless from all claims and liability with respect to any such adjustments, prorations and apportionments. The terms and provisions of this Section 11(f) shall survive Closing and the transfer of title.
(g)Rent. The first partial payment of Base Rent due Buyer under the Lease shall be made by Seller at Closing and shall be prorated to cover the period from and including the Closing Date through and including the last day of the calendar month in which the Closing occurs. In the event the Closing occurs after the 25th day of the month, Seller shall also pay at Closing the full payment of Base Rent due Buyer under the Lease for the month following the month of Closing.
(h)Application of Proceeds. If there shall be any Monetary Encumbrances that Seller is obligated to pay and discharge in whole or part at Closing, Title Company may use the net proceeds due Seller at Closing to release and discharge the same, and Seller shall satisfy Title Company’s reasonable requirements with respect to the delivery of documents necessary for Title Company to issue the Title Policies without exception for such Monetary Encumbrances, including, without limitation, payment of the cost of recording or filing said instruments which shall be deducted from the balance of the Purchase Price payable to Seller at Closing.
(i)Possession and Condition. Seller shall deliver to Buyer full possession and occupancy of all of the Property at Closing free from all claims of occupancy or use of any kind whatsoever, except for Permitted Encumbrances and Seller’s right to occupy and use the same pursuant to the terms of the Lease. Buyer acknowledges and agrees that the Property is being purchased by Buyer in an “AS IS” and “WHERE IS” condition. Seller and Lease Guarantor acknowledge and agree that the Property is being leased to Seller in an “AS IS” and “WHERE IS” condition. Buyer and Seller shall accept the Property at the time of Closing in the same condition as the Property is in as of the Effective Date, as such condition shall have changed by reason of ordinary wear and tear.
(j)Broker’s Fees. Buyer, Seller and Lease Guarantor each represents and warrants to the others that there are no fees or commissions due as a result of their employment of any broker, except that CBRE (the “Broker”) is acting as Seller’s agent and shall be compensated at Closing by Seller pursuant to a separate written agreement. Seller and Lease Guarantor shall indemnify and hold Buyer harmless from all claims and expenses of Broker in connection with this Agreement. Buyer, Seller and Lease Guarantor each agree to indemnify and hold the others harmless for any and all claims and expenses, including legal fees, if any fees or commission is determined to be due by reason of employment of a broker other than the Broker. The terms of this Section 11(j) shall survive Closing and the transfer of title or the earlier termination of this Agreement.
(k)Tax Deferred Exchange. Buyer and Seller agree to cooperate with each other in effecting for the benefit of either party a tax deferred exchange pursuant to Section 1031 of the United States Internal Revenue Code and similar provisions of applicable state law; provided that: (i) neither party shall be obligated to delay the Closing; and (ii) neither party shall be obligated to execute any note, contract, deed or other document not otherwise expressly provided for in this Agreement providing for any personal liability, nor shall either party be obligated to take title to any property other than the Property as otherwise contemplated in this Agreement or incur additional expense for the benefit of the other party. Each party shall indemnify and hold the other harmless against any liability arising or is claimed to have arisen on account of any exchange proceeding which is initiated on behalf of the indemnifying party. The terms of this Section 11(k) shall survive Closing and the transfer of title.
12.Default by Buyer; Liquidated Damages. Provided that Seller and Lease Guarantor are both ready, willing and able to Close and also that neither Seller nor Lease Guarantor is in default of this Agreement, then, if any of Buyer’s representations and warranties in this Agreement prove to be untrue at Closing in any material respect, or if Buyer defaults in the performance of its obligations under this Agreement at any time after the expiration of the Due Diligence Period, and Buyer fails to cure such default or breach within ten (10) days after Seller and Lease Guarantor have provided written notice of such default to Buyer, the parties agree that, Seller and Lease Guarantor may elect one and only one of the following as their sole and exclusive remedy: (a) specific performance of this Agreement; or (b) payment of the Earnest Money Deposit. In the event that Seller and Lease Guarantor elect to be paid the Earnest Money Deposit as their sole and exclusive remedy, the parties agree that (i) the amount of the Earnest Money Deposit is a reasonable sum considering all of the circumstances existing on the date of this Agreement, including the relationship of its amount to the range of harm to Seller and Lease Guarantor that reasonably could be anticipated, and the anticipation that proving actual damage would be costly, impracticable and extremely difficult, and (ii) retention of the Earnest Money Deposit by Seller and Lease Guarantor as liquidated damages is not intended as a forfeiture or penalty, but instead is intended to constitute liquidated damages to Seller and Lease Guarantor. The election of Seller and Lease Guarantor to receive payment of the Earnest Money Deposit as set forth above shall not prohibit Seller from enforcing its indemnification rights under Section 4 against Buyer.

13.Default by Seller and/or Lease Guarantor. Prior to Closing, provided that Buyer is ready, willing and able to Close and also that Buyer is not in default of this Agreement, then, if any of Seller’s or Lease Guarantor’s representations and warranties in this Agreement prove to be untrue in any material respect, or if Seller or Lease Guarantor otherwise defaults in the performance of any of their respective obligations under this Agreement and Seller or Lease Guarantor fails to cure such default within ten (10) days after Buyer has provided written notice of such default to Seller, Buyer may elect one and only one of the following as its sole and exclusive remedy: (a) to terminate this Agreement upon written notice delivered to Seller, in which event Escrow Agent shall immediately refund the Earnest Money Deposit to Buyer, and Seller and Lease Guarantor shall reimburse Buyer for (i) all of Buyer’s reasonable out-of-pocket costs and expenses, including, but not limited to, Buyer’s reasonable attorneys’ fees, and (ii) the cost of the Inspection Reports in an amount not to exceed $50,000; or (b) to pursue the specific performance of this Agreement by Seller and Lease Guarantor. After Closing, if Buyer learns that any of Seller’s or Lease Guarantor’s representations and warranties in this Agreement were untrue in any material respect when made, then Buyer, subject to the limitations set forth in Section 6, shall have the right to pursue any remedies available at law or in equity for a breach of said representations and warranties; provided, however, in order for Buyer to pursue any such remedies, Buyer must send notice to Seller of its intent to do so prior to the expiration of the Survival Period. The provisions of this Section 13 shall survive Closing and the transfer of title or a termination of this Agreement.
14.Disposition of Earnest Money Deposit. In the event Escrow Agent is instructed by Buyer to return the Earnest Money Deposit to Buyer, or Escrow Agent otherwise intends to disburse or return all or any portion of the Earnest Money Deposit to Buyer based on Escrow Agent’s interpretation of this Agreement or otherwise, before making any such return or disbursement, Escrow Agent shall notify Seller of Buyer’s demand or Escrow Agent’s intention, and, unless Escrow Agent receives written objection from Seller within five (5) business days thereafter stating that there is a genuine dispute as to who is entitled to the Earnest Money Deposit and describing the basis of Seller’s objection, then Escrow Agent shall return the Earnest Money Deposit to Buyer. If Escrow Agent receives a written objection from Seller within said 5-business day period, Escrow Agent shall not return or disburse all or any portion of the Earnest Money Deposit to Buyer. In the event Escrow Agent is instructed by Seller to release the Earnest Money Deposit to Seller, or Escrow Agent otherwise intends to disburse all or any portion of the Earnest Money Deposit to Seller based on Escrow Agent’s interpretation of this Agreement or otherwise, before making any such disbursement, Escrow Agent shall notify Buyer of Seller’s demand or Escrow Agent’s intention, and, unless Escrow Agent receives written objection from Buyer within five (5) business days thereafter stating that there is a genuine dispute as to who is entitled to the Earnest Money Deposit and describing the basis of Buyer’s objection, Escrow Agent shall release and disburse the Earnest Money Deposit to Seller. If Escrow Agent receives a written objection from Buyer within said 5-business day period, Escrow Agent shall not release or disburse the Earnest Money Deposit to Seller. Except for the willful misconduct or gross negligence of Escrow Agent or Escrow Agent’s default of its obligations under this Agreement, Escrow Agent shall have no liability to either Buyer or Seller in acting or refraining from acting hereunder. In the event there is any dispute as to the proper disbursement of the Earnest Money Deposit, Escrow Agent shall be entitled to deposit the Earnest Money Deposit with a court of competent jurisdiction in any county of any Location, and to interplead each of Buyer and Seller in an appropriate interpleader action. Escrow Agent shall not release, return or disburse the Earnest Money Deposit or any portion thereof, except: (a) in strict compliance with the terms of this Section 14; (b) in accordance with a joint written direction signed by Seller and Buyer; or (c) in obedience to a court order issued by a court of competent jurisdiction.
15.Confidentiality. Buyer, Seller and Lease Guarantor acknowledge that any and all information that either party has heretofore furnished or hereafter furnishes to any of the others with respect to the Property, the transactions contemplated by this Agreement or other non-public proprietary or confidential information of the parties has been and will be furnished on the condition that the receiving party maintains the confidentiality thereof until Closing. Accordingly, prior to Closing, Buyer, Seller and Lease Guarantor shall not disclose, and shall prohibit their respective agents, consultants, employees, representatives and any parties identified in clause (i) below (each, a “Receiving Agent”) from disclosing, to any other person or entity without the prior written consent of the non-disclosing party: (a) the material terms of this Agreement; (b) any of the information in respect of the Property, including, but not limited to, the Due Diligence Documents and any information heretofore or hereafter obtained by Buyer or its Receiving Agents, consultants or representatives in connection with Buyer’s due diligence investigations of the Property; and (c) any other non-public proprietary or confidential information of the disclosing party. In the event the Closing does not occur or this Agreement is terminated, each party shall, upon request from the other, promptly return to the other all documents containing any of such information without retaining any copy thereof or extract therefrom.

Notwithstanding anything to the contrary hereinabove set forth, either party may disclose such information (i) on a need-to-know basis to the Title Company, to receiving party’s agents, employees, consultants, managers, investors, accountants, attorneys and contractors, to its potential lenders and subsequent purchasers, and to members of professional firms serving it or its potential lenders and (ii) as may be necessary to comply with applicable Legal Requirements or a court order. Notwithstanding the foregoing, the foregoing confidentiality obligation shall not apply to any such information that (1) is or becomes generally available to the public other than as a result of a breach of this Agreement; (2) is obtained by receiving party or its Receiving Agents on a non-confidential basis from a third-party that, to receiving party’s knowledge, was not legally or contractually restricted from disclosing such information; (3) was in receiving party’s or its Receiving Agents’ possession prior to disclosing party’s disclosure hereunder; or (4) was or is independently developed by receiving party or its Receiving Agents without using any such confidential information. The terms of this Section 15 shall survive the termination of this Agreement.
16.Attorney Fees. Except as otherwise provided in this Agreement, in a suit to enforce this Agreement or any provision contained herein, the party prevailing in such suit shall be entitled to recover, in addition to all other remedies or damages allowed pursuant to this Agreement, reasonable attorney fees and court costs incurred in such suit and any appeal thereof.
17.Notices. Any notice, request, tender, demand, delivery, approval or other communication provided for, required or arising under this Agreement shall be in writing and shall be deemed delivered: (a) if delivered in person, upon delivery to an individual or to an officer of a corporate party; (b) if mailed, three business days following deposit in the United States mail, registered or certified, return receipt requested, postage prepaid, or if delivered via overnight courier with instructions to deliver the next business day, one business day after delivery to such overnight courier, in either case, addressed to the other party or parties at the address or addresses below or at such other address or addresses of which such party may give notice in accordance with the provisions of this Section 17; or (c) if by fax or email, upon receipt of confirmation of the fax or email transmittal, transmitted to the other party or parties at the fax number or email address provided below or such other fax number or email address of which such party may give notice in accordance with the provisions of this Section 17. Any and all such notices may be given on behalf of either party by its below named attorney.
Buyer:    Broadstone Net Lease Acquisitions, LLC
c/o Broadstone Real Estate, LLC
530 Clinton Square
Rochester, NY 14604
Attn: Mr. Sean Cutt
Fax: 585.760.8378
Email: sean.cutt@broadstone.com
With a copy to:    Tones Vaisey, PLLC
155 Clinton Square
Rochester, NY 14604
Attn: Jeffrey A. Vaisey, Esq.
Fax: 585.486.1772
Email: jvaisey@tonesvaisey.com
Seller &    BEF Foods, Inc.
Lease Guarantor:    8111 Smith’s Mill Road
New Albany, Ohio 43054
Attn: Chief Financial Officer
Email:     Mark_Hood@BobEvans.Com
With a copy to:    Bob Evans Farms, Inc.
8111 Smith’s Mill Road
New Albany, Ohio 43054
Attn: General Counsel
Email:     Colin_Daly@BobEvans.Com
and

Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, Tennessee 37201
Attn:     T. Todd Ervin
Fax:     (615) 248-4147
Email: Tervin@bassberry.com
18.Miscellaneous.
(a)Further Assurances. Buyer, Seller and Lease Guarantor shall in good faith cooperate with each other in satisfying all conditions contained in this Agreement, including, without limitation, executing or re-executing any and all documents reasonably required to be executed by Seller as record owner of the Property to accomplish any verifications, approvals or determinations. Buyer, Seller and Lease Guarantor agree that they will, at any time and from time to time after Closing, upon request of the other party, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, conveyances, and assurances as may be reasonably required in order to more fully complete the terms of this Agreement to the extent usual and customary for commercial real estate closings where the Property is located.
(b)Assignment. No party may assign this Agreement, in whole or in part, without the prior written consent of the other parties. Notwithstanding anything contained herein to the contrary, upon the expiration of the Due Diligence Period, this Agreement shall automatically be assigned by Buyer to Broadstone BEF Portfolio, LLC, a New York limited liability company to be formed by Buyer, without the need for a separate written assignment. Notwithstanding the foregoing, Buyer shall not be released and will remain responsible for the performance of all of the assignee’s obligations under this Agreement until Closing.
(c)Survival. The representations and warranties of the parties contained in this agreement shall survive the Closing and the transfer of title to the Property for a period of twelve (12) months (the “Survival Period”).
(d)Successors and Assigns. All terms of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by the parties hereto and their respective legal representatives, successors and permitted assigns.
(e)Modifications. No modification, waiver, amendment, discharge or change of this Agreement, except as otherwise provided herein, shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is sought. This Agreement contains the entire agreement between the parties relating to the transactions contemplated hereby, and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged herein. Without limiting the generality of the foregoing, this Agreement alone fully and completely expresses the agreement between the parties and it is specifically understood that no oral representation is binding on Buyer, Seller or Lease Guarantor.
(f)Governing Law and Venue. This Agreement shall be construed and enforced in accordance with the laws of the State of New York. Each party hereto consents to the jurisdiction of any court of competent jurisdiction for any action arising out of matters related to this Agreement. Each of the parties hereto waives the right to commence an action in connection with this Agreement in any court outside of said county.
(g)Interpretation. The principle that an agreement should be construed against the party drafting the agreement shall not apply to this Agreement as both parties hereto have contributed substantially in the negotiation and drafting of this Agreement. The captions of this Agreement are inserted for convenience of reference only and do not define, describe or limit the scope or the intent of this Agreement of any term hereof. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender, shall include all other genders. The singular shall include the plural and vice versa.
(h)Invalid Provision. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable and the remaining provisions of this Agreement shall remain in full force.
(i)Time of Essence. Time is of the essence of this Agreement. However, if the final date of any time period under or provided by this Agreement falls on a day that is not a business day, then, and in such event, the time of such period shall be extended to the next business day.

(j)Waiver. Each of the parties hereto reserves the right to waive, in whole or in part, any provision hereof which is for its benefit.
(k)Non-Recording. Neither this Agreement nor any memorandum or disclosure thereof shall be recorded without the prior written consent of all parties to this Agreement.
(l)Counterparts. This Agreement may be executed in any number of counterparts, each of which, when taken together and confirmed between the attorneys identified herein, shall constitute but one and the same fully executed instrument. Signatures on counterparts of this Agreement that are delivered via fax, email or by other electronic means are authorized and shall be acknowledged as if such signatures were an original execution.
(m)Schedules and Exhibits. The following schedules and exhibits attached hereto are hereby expressly made a part of this Agreement:
(i)    SCHEDULE 1 - List of Locations
(ii)    SCHEDULE 2 - List of Litigation
(iii)    EXHIBIT A - Legal Description
(iv)    EXHIBIT B - Master Lease Agreement
(v)    EXHIBIT C - Organization and Authorization Certificate
(vi)    EXHIBIT D - Parent Guaranty
(vii)    EXHIBIT E - Affiliate Guaranty

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BUYER:	BROADSTONE NET LEASE ACQUISITIONS, LLC, a New York limited liability company

By:    Broadstone Net Lease, LLC,
a New York limited liability company,
its sole member

By:    Broadstone Net Lease, Inc.,
a Maryland corporation,
its managing member

By:    /s/ Christopher J. Czarnecki

[SELLER & LEASE GUARANTOR SIGNATURE PAGE FOLLOWS]

SELLER:	BEF FOODS, INC.,
a Ohio corporation

By:    /s/ Mark E. Hood .

LEASE GUARANTOR:	BOB EVANS FARMS, INC.,
a Delaware corporation

By:    /s/ Mark E. Hood .

BOB EVANS FARMS, LLC,
a Ohio limited liability company

By:    /s/ Mark E. Hood .

[ESCROW AGENT SIGNATURE PAGE FOLLOWS]

Escrow Agent joins in the execution hereof solely for the purpose of evidencing its agreement to hold, administer and disburse the Earnest Money Deposit pursuant to the terms of the foregoing Agreement.

ESCROW AGENT:	OLD REPUBLIC NATIONAL TITLE INSURANCE COMPANY

By:    /s/ Heather Zeisloft .